Exhibit (i)(2)

[Letterhead of Clifford Chance US LLP]

October 6, 2015

The Select Sector SPDR® Trust

c/o State Street Bank and Trust Company

One Lincoln Street/CPH0326

Boston, Massachusetts 02111

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 28 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-57791)

Dear Ladies and Gentlemen:

We have acted as counsel to The Select Sector SPDR® Trust (the “Trust”), in connection with the above-referenced Amendment to the Registration Statement (as so amended, the “Registration Statement”), which relates to the shares of beneficial interest, $0.01 par value, of The Financial Services Select Sector SPDR® Fund and The Real Estate Select Sector SPDR® Fund (collectively, the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing with the Securities and Exchange Commission of Post-Effective Amendment No. 28 to the Registration Statement (the “Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 31 to the Registration Statement under the Investment Company Act of 1940, as amended, in connection with the offering of the Shares. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Declaration of Trust, as amended (the “Declaration”), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may, under certain circumstances, be held personally liable for the Trust’s obligations.

As to matters of Massachusetts law contained in the foregoing opinions, we have relied upon the opinion of Dechert LLP, dated October 6, 2015.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information forming a part of the Registration

Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Clifford Chance US LLP